Exhibit (h)(8)(A)(i)

AMENDMENT NO. 1 TO THE
RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT NO. 1 is dated as of December 13, 2024, amends the RULE 12d1-4 FUND OF FUNDS INVSTMENT AGREMEENT, dated as of September 18, 2024, among The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, on behalf of themselves and their separate series listed on Schedule A (each, an “Acquiring Fund”), severally and not jointly, and each Acquired Fund(s), severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”), listed on Schedule B.

NOW THEREFORE, each of the Funds desire to revise Schedule A of the Agreement as attached hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TCW ETF Trust

/s/ Peter Davidson
Peter Davidson
Vice President and Secretary

The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, On Behalf of Their Series Listed on Schedule A

/s/ Eric Griffith
Eric Griffith
Assistant Secretary and Vice President

SCHEDULE A

Acquiring Funds

Registrant

The Advisors’ Inner Circle Fund

Series:

Registrant

The Advisors’ Inner Circle Fund II

Series:

3Edge Dynamic Fixed Income ETF

3Edge Dynamic Hard Assets ETF

3Edge Dynamic International Equity ETF

3Edge Dynamic US Equity ETF

Frontier Asset Absolute Return ETF

Frontier Asset Core Bond ETF

Frontier Asset Opportunistic Credit ETF

Frontier Asset Global Small Cap Equity ETF

Frontier Asset Total International Equity ETF

Frontier Asset U.S. Large Cap Equity ETF

3